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                                                            Registration No. 33-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

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                        CINCINNATI FINANCIAL CORPORATION
               (Exact name of registrant as specified in charter)

             OHIO                                        31-0746871
    (State of Incorporation)                (IRS Employer Identification No.)

                           Cincinnati Financial Center
                              6200 S. Gilmore Road
                              Fairfield, Ohio 45014
                    (Address of principal executive offices)

                                P. O. Box 145496
                           Cincinnati, Ohio 45250-5496
                                (Mailing Address)

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                        Cincinnati Financial Corporation

                              Top Hat Savings Plan
                            (Full Title of the Plan)

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                              THEODORE F. ELCHYNSKI
                              Senior Vice President
                              6200 S. Gilmore Road
                              Fairfield, Ohio 45014
                     (Name and address of agent for service)

          Agent's telephone number, including area code: (513) 870-2000

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        Approximate Date of Commencement of Proposed Sale to Employees:

                    From time to time after this registration
                          statement becomes effective.

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
                                          CALCULATION OF REGISTRATION FEE
=======================================================================================================================
Title of                      Amount                       Proposed              Proposed                  Amount of
Securities                    to be                        maximum               maximum                   Registration
to be                         Registered                   offering              aggregate                 Fee
Registered                                                 price per             offering
                                                           share                 price
-----------------------------------------------------------------------------------------------------------------------
Deferred                      $2,000,000                          100%           $2,000,000                $606
Compensation
Obligations


                                   (1)                             (2)                (3)                       (3)
=======================================================================================================================


(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Employee Benefit Plan described herein.

(2) The Deferred Compensation Obligations are unsecured obligations of Cincinnati Financial Corporation to pay deferred compensation in the future in accordance with the terms of the Cincinnati Financial Corporation Top Hat Savings Plan.

(3) Pursuant to Rule 457(h), the aggregate offering price and the amount of the registration fee are computed with respect to the maximum number of the registrant's securities issuable under the Plan and covered by the registration statement.

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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and the definitive Proxy Statement dated March 3, 1997, with regard to its Annual Meeting of Shareholders on April 5, 1997, both of which have been filed with the Securities and Exchange Commission are, as of their respective dates, incorporated by reference in this Registration Statement.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

The consolidated financial statements and the related supplemental schedules incorporated in this Registration Statement by reference from the Company's Annual report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ITEM 4.  DESCRIPTION OF SECURITIES

         Under the Cincinnati Financial Corporation Top Hat Savings Plan ("Plan"), the Company will provide a select group of management and highly compensated employees (the "Eligible Employees") the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation (excluding bonuses). The obligations of the Company under such agreements ("the Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and the Eligible Employees participating in the Plan ("Participants") (or their Beneficiaries) shall possess no greater rights than any unsecured general creditor of the Company.

         To participate in the Plan, the Participant must inform the Plan Administration Committee in writing pursuant to the terms of the Plan. The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by the Participants. Participants may elect to defer any percentage of compensation, up to 25%, but in no event greater than $30,000.00.

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         The Obligations will be indexed to Cincinnati Financial Corporation stock or one or more mutual funds, the type of which will be individually chosen by each Participant from a list of mutual funds (currently six selections). Each Participant's Deferred Compensation Account will be adjusted to reflect the investment experience of the selected stock or mutual funds, including any appreciation or depreciation. The Company is not actually required to invest the Deferred Compensation in the funds or securities specified by Participants.

         The Obligations will be distributed by the Company in accordance with the terms of the Plan upon the termination of the Participant's service with the Company. Distribution shall be made either in installments or lump sum payments at the election of the Participant. To the extent a Participant has an election in effect to have earnings credited to his Deferred Compensation Account based upon the Cincinnati Financial Corporation stock election, such Participant shall have the right to receive any benefit payments in the form of whole shares of such stock. Any fractional shares shall be paid in cash. A Participant may withdraw all or a portion of his Deferred Compensation account in the event of an unforeseeable emergency that results in severe financial hardship to the Participant if hardship distributions were not permitted.

         A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, attached, transferred, pledged, or encumbered. If any Participant attempts to alienate, sell, transfer, pledge, or otherwise encumber any distribution or payment from the Plan, such action, whether voluntary or involuntary, shall be null and void and of no effect. The Plan Administration Committee of Cincinnati Financial Corporation shall be appointed by management and is responsible for the management of the Plan. The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. A trustee, the Fifth Third Bank, has been appointed to administer the Plan, and in that capacity, has the authority to invest each Participant's Deferred Compensation and to pay any Obligations. Each employee Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests or consents, waivers or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was

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or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at its request as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person is determined under the procedure described in the Section to have
(a) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and (b) had no reasonable cause to believe the conduct was unlawful in the case of any criminal action or proceeding. However, with respect to expenses actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification is to be made (i) in respect of any claim, issue, or matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, it is determined by the court upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper, or (ii) in respect of any action or suit in which the only liability asserted against a director is in connection with the alleged making of an unlawful loan, dividend or distribution of corporate assets. The Section also provides that such person shall be indemnified against expenses actually and reasonably incurred by the person to the extent successful in defense of the actions referred to above, or in defense of any claim, issue, or matter therein.

The Company's Amended Articles of Incorporation provide for the indemnification of officers and directors of the Company to the fullest extent permitted by law. The above is a general summary of certain provisions of the Ohio Revised Code and is subject in all cases to the specific provisions thereof.

The Company maintains an insurance policy covering its directors and officers against certain civil liabilities, including liabilities under the Securities Act of 1933.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

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ITEM 8.  EXHIBITS

         The following exhibits are included in this Registration Statement on Form S-8.

                  (4)      Cincinnati Financial Corporation Top Hat
                           Savings Plan

                  (5)      Opinion re Legality

                  (23)     (a)   Consent of Accountants

                  (23)     (b)   Consent of Attorneys (included in Exhibit 5)

ITEM 9.  UNDERTAKINGS

The undersigned issuer hereby undertakes: (1) to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment and each filing of the issuer's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification (except insofar as it provides for the payment by the Company of expenses incurred or paid by a director or officer in the successful defense of an action, suit or proceeding) is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 5th day of April, 1997.

                                    CINCINNATI FINANCIAL CORPORATION

                                       By Robert B. Morgan
                                         ---------------------------
                                          Robert B. Morgan
                                          Chief Executive Officer

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                         CINCINNATI FINANCIAL CORPORATION

Signature                               Title                                        Date
---------                               -----                                        ----
Robert B. Morgan              Chief Executive Officer and                      April 5 , 1997
---------------------------   Director (Principal Executive                         ---
Robert B. Morgan              Officer)


Theodore F. Elchynski         Senior Vice President                            April 5 , 1997
---------------------------   (Principal Financial                                  ---
Theodore F. Elchynski         and Accounting Officer)


William F. Bahl               Director                                         April 5 , 1997
---------------------------                                                         ---
William F. Bahl

Michael Brown                 Director                                         April 5 , 1997
---------------------------                                                         ---
Michael Brown

                              Director                                         April   , 1997
---------------------------                                                         ---
Richard M. Burridge

John E. Field                 Director                                         April 5 , 1997
---------------------------                                                         ---
John E. Field


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
                              Director                         April   , 1997
---------------------------                                         ---
William R. Johnson

Kenneth C. Lichtendahl        Director                         April 5 , 1997
---------------------------                                         ---
Kenneth C. Lichtendahl

James G. Miller               Director                         April 5 , 1997
---------------------------                                         ---
James G. Miller

                              Director                         April   , 1997
---------------------------                                         ---
Jackson H. Randolph

John J. Schiff                Director                         April 5 , 1997
---------------------------                                         ---
John J. Schiff

John J. Schiff, Jr.           Director                         April 5 , 1997
---------------------------                                         ---
John J. Schiff, Jr.

                              Director                         April   , 1997
---------------------------                                         ---
Robert C. Schiff

                              Director                         April   , 1997
---------------------------                                         ---
Thomas R. Schiff

Frank J. Schultheis           Director                         April 5 , 1997
---------------------------                                         ---
Frank J. Schultheis

Larry R. Webb                 Director                         April 5 , 1997
---------------------------                                         ---
Larry R. Webb

Alan R. Weiler                Director                         April 5 , 1997
---------------------------                                         ---
Alan R. Weiler

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                                INDEX TO EXHIBITS
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

EXHIBIT NO.                                 DESCRIPTION                                                   PAGE
-----------                                 -----------                                                   ----
 4                                  Cincinnati Financial Corporation
                                    Top Hat Savings Plan                                                   10

 5, 23(b)                           Opinion of Beckman, Weil, Shepardson
                                    & Faller LLC                                                           18

    23(a)                           Consent of Deloitte & Touche LLP
                                    Independent Certified Public                                           19
                                    Accountants



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